Exhibit 10.2

DIRECTOR COMPENSATION POLICY AND STOCK OWNERSHIP GUIDELINES

Purpose and Scope
The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Uber Technologies, Inc. (the “Company”) has adopted this Director Compensation Policy and Stock Ownership Guidelines (the “Policy”), pursuant to which any member of the Board who is not an employee of the Company or any of its affiliates (each, a “Non-Employee Director”) will be compensated as set forth in this Policy.
Compensation
Cash Compensation
Effective January 1, 2022, each Non-Employee Director will be paid (1) an annual cash retainer of $50,000; and (2) annual cash retainers in the following amounts if such Non-Employee Director serves in one or more of the applicable roles:

Audit Committee	Chair: $40,000 Member: $20,000
Compensation Committee	Chair: $30,000 Member: $15,000
Nominating and Governance Committee	Chair: $30,000 Member: $15,000
Chairperson of the Board	$200,000

A committee chair will receive the chair retainer for the applicable committee, but will not receive the committee member annual retainer. All cash compensation is earned on a daily basis, payable within the 60-day period following the end of each calendar quarter. The amount of quarterly cash compensation that each Non-Employee Director will be entitled to receive for service as a director, committee chair, or committee member, as the case may be, will be equal to: (1) a fraction, (a) the numerator of which is the annual cash retainer for the applicable role, and (b) the denominator of which is the number of days in the calendar year; multiplied by (2) the number of days the Non-Employee Director served as a director, committee member, or committee chair, as the case may be, during such quarter.
Compensation for service on any other special or standing committees of the Board, will be determined from time to time by the Compensation Committee.
Non-Employee Directors based in the United States may elect to convert the cash compensation described in this Policy into restricted stock unit awards (“RSUs”) in accordance with the Uber Technologies, Inc.

RSU Conversion and Deferral Program for Directors, as may be amended from time to time (the “RSU Conversion & Deferral Program”).
Equity Compensation
    Transition Period
Effective January 1, 2022 and prior to the date of the annual meeting of the stockholders of the Company on May 9, 2022 (the “Transition Date”), a transition RSU award (the “Transition RSU Award”) will be granted to each Non-Employee Director within 30 days of January 1, 2022 (or, for newly appointed or elected Non-Employee Directors, within 30 days of the date of appointment) in accordance with the following:
●The Transition RSU Award will have a prorated target grant value of $97,192.
●If the Non-Employee Director is not serving as a Non-Employee Director on January 1, 2022 and is newly appointed or elected prior to the Transition Date, the grant value of the Transition RSU Award will be reduced on a pro rata basis, such that the grant value will be equal to the target grant value multiplied by a fraction, the numerator of which is the number of days from the date of election or appointment through May 8, 2022 (the “Transition Period”) and the denominator of which is the number of days in the Transition Period.
●The grant value of the Transition RSU Award will be converted into the number of shares underlying the award based on the average daily closing price per share of the Company’s Common Stock in the month prior to the grant date (rounded down to the nearest whole share).
●The Transition RSU Award will fully vest on May 8, 2022 if the Non-Employee Director is in service on that date. If the Non-Employee Director elects to retire from the Company prior to May 8, 2022, the Compensation Committee will have the authority to accelerate the vesting of a prorated portion of the Transition RSU Award, such that the amount payable will be equal to the grant value multiplied by a fraction, the numerator of which is the number of days the Non-Employee Director served as a director from January 1, 2022 through the date of the Non-Employee Director’s retirement and the denominator of which is the number of days in the Transition Period. No Transitional RSU Award will be accelerated if a Non-Employee Director resigns from the Board or is otherwise disqualified or removed, with or without cause, from the Board.
    Post-Transition Period
On or after the Transition Date, with respect to each Service Period, an annual RSU award (the “Annual RSU Award”) will be granted to each Non-Employee Director within 30 days of the beginning of each Service Period in accordance with the following:
●The term “Service Period” means each period from the date of the annual meeting of the stockholders of the Company in one year through the date immediately preceding the date of the annual meeting of the stockholders of the Company in the following year; provided, however, that the first Service Period begins on the Transition Date.
●The Annual RSU Award will have a target grant value of $275,000.

●If the Non-Employee Director is not serving as a Non-Employee Director on the first day of the Service Period, the grant value of the RSU Award for the initial term that lasts from the date of election or appointment until the last day of the Service Period will be reduced on a pro rata basis, such that the grant value will be equal to the target grant value multiplied by a fraction, the numerator of which is the number of days from the date of election or appointment through the last day of the Service Period and the denominator of which is the number of days in the Service Period.
●The Annual RSU Award will fully vest on the last day of the Service Period, provided the Non-Employee Director is in service on that date. If the Non-Employee Director is no longer in service at the end of the Service Period due to (i) a Corporate Transaction (as defined in the RSU Conversion & Deferral Program), or (ii) solely in the discretion of the Compensation Committee, an election to retire, a prorated portion of the Non-Employee Director’s Annual RSU Award will vest, such that the amount payable will be equal to the grant value multiplied by a fraction, the numerator of which is the number of days the Non-Employee Director served as a director during the Service Period and the denominator of which is the number of days in the Service Period. No Annual RSU Award will be accelerated if a Non-Employee Director resigns from the Board or is otherwise disqualified or removed, with or without cause, from the Board.
●The actual grant value of the Annual RSU Award will be converted into the number of shares underlying the award based on the average daily closing price per share of the Company’s Common Stock in the month prior to the grant date (rounded down to the nearest whole share).
All RSU Awards will be subject to the Company’s standard form of RSU Award Agreement.
Expense Reimbursement
All members of the Board will be reimbursed for their reasonable out-of-pocket expenses, including travel and lodging, incurred in attending meetings of the Board and committees thereof, following submission by the Non-Employee Director of reasonable written substantiation for the expenses, consistent with the Company’s reimbursement policy.
Director Stock Ownership Guidelines
The minimum share ownership level for each Non-Employee Director will be ten times the Non-Employee Director’s annual cash retainer, not inclusive of any retainer for service on a committee of the Board or for service as Chairperson of the Board.
The minimum share ownership levels for each Non-Employee Director will be determined annually using the total Non-Employee Director’s annual cash retainer as of March 31 of the applicable year and (i) the average daily closing price per share of the Company’s Common Stock for the month ending on March 31 of the applicable year or (ii) any other price per share of the Company’s Common Stock that the Compensation Committee deems appropriate.

The following may be used in determining stock ownership:
●Shares owned directly (including through open market purchases);
●Shares owned jointly with or separately by the individual’s spouse;
●Shares held in trust for the benefit of the individual, the individual’s spouse, and/or the individual’s children; and
●RSUs deferred under the RSU Conversion & Deferral Program, provided such RSUs are vested.

Any shares held prior to the Non-Employee Director’s date of election or appointment will count towards the ownership requirement.
The applicable level of Company stock ownership is expected to be satisfied within five years after an individual first becomes subject to this Policy and maintained thereafter for as long as the individual remains a Non-Employee Director.
Each Non-Employee Director will be notified annually of such individual’s minimum share ownership requirement, current holdings, and whether he or she must hold any additional shares to meet these stock ownership guidelines.
The Compensation Committee will evaluate whether exceptions should be made in the case of any Non-Employee Director who, due to his or her unique financial circumstances, would incur an undue hardship by complying with these stock ownership guidelines.
Effective Date and Amendment

The Policy became effective initially on January 1, 2020 (the “Effective Date”), with the exception of Dr. Ronald Sugar, the current Chairperson of the Board, who had an independent effective date of January 1, 2021. The Policy was then amended on November 1, 2021, to be effective January 1, 2022. The Policy was last amended on May 9, 2022, to be effective May 9, 2022.
If an individual becomes a Non-Employee Director after the effective date of the Policy, the terms of the Policy then in effect will apply to such individual commencing on the date he or she becomes a Non-Employee Director.
This Policy will be reviewed periodically and may be amended from time to time by the Compensation Committee. Any changes to compensation set forth in this Policy will be approved by the Board, in consultation with the Compensation Committee.
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